Exhibit 99.1

Keith Bair, Senior Vice President and CFO

keith.bair@FARO.com, 407-333-9911

FARO Reports Sales Decline of 31.8% for Q1 2009;

Orders Decrease by 41.7%

LAKE MARY, FL., April 29, 2009 – FARO Technologies, Inc. (NASDAQ: FARO) today announced results for the first quarter ended April 4, 2009. Net loss for the first quarter was $6.6 million, or $0.41 per diluted share, a decrease of $10.0 million, compared to net income of $3.4 million, or $0.20 per diluted share, in the first quarter of 2008.

Sales for the first quarter of 2009 decreased $14.7 million, or 31.8%, to $31.4 million from $46.1 million in the first quarter of 2008. New order bookings for the first quarter were $27.4 million, a decrease of $19.6 million, or 41.7%, compared with $47.0 million in the first quarter of 2008.

“Orders and sales were significantly lower in the first quarter of this year and the weakness was consistent across all regions and verticals. Economic conditions are making it difficult for our customers to make capital goods purchases,” stated Jay Freeland, FARO’s President & CEO. “However, lead count and demo activity remain strong, and despite the current economic climate, we have a solid balance sheet. As such, we remain committed to finding innovative ways to meet our customers’ needs during their tough times and returning FARO to a pattern of growth and profitability.”

The Company initiated two reductions-in-force during the quarter, effective February 20, and April 3, 2009, respectively. In aggregate, these initiatives reduced the Company’s workforce by approximately 21% and compensation costs on an annualized basis by approximately $11.9 million. Total severance costs incurred in the quarter were approximately $1.7 million.

Gross margin for the first quarter of 2009 was 51.7%, compared to 60.1% in the first quarter of 2008. Gross margin decreased primarily due to a change in the sales mix between higher margin product sales and lower margin service revenue.

Selling expenses as a percentage of sales increased to 40.8% in the first quarter of 2009 from 31.3% in the first quarter of 2008 primarily as a result of the decline in sales. Selling expenses in the first quarter of 2009 decreased by $1.6 million to $12.8 million.

General and administrative expenses increased to 20.0% of sales for the first quarter of 2009 from 12.3% in the first quarter of 2008. General and administrative expenses in the first quarter of 2009 increased by $0.7 million to $6.3 million.

R&D expenses were $3.5 million in the first quarter of 2009, an increase from $2.7 million in the first quarter of 2008. R&D expenses were 11.1% of sales in the first quarter of 2009 compared to 5.9% of sales in the first quarter of 2008.

The operating loss for the first quarter of 2009 was $7.6 million, a decrease of $11.5 million from an operating profit of $3.9 million in the first quarter of 2008.

Income tax expense decreased by $2.5 million to a benefit of $1.6 million for the first quarter of 2009, from an expense of $0.9 million for the first quarter of 2008 due to a decrease in pretax income. The Company’s effective tax rate decreased to 19.1% for the first quarter of 2009 from 21.8% in the first quarter of 2008.

“We expect the economic environment to continue to be weak throughout 2009. We have taken significant steps to reduce our operating costs through reductions in force and other cost-cutting measures and will continue to do so as necessary. These are very challenging times for most companies, but we believe FARO will remain well-positioned through all of it,” Freeland concluded.

This press release contains forward-looking statements (within the meaning of the Private Securities Litigation Reform Act of 1995) that are subject to risks and uncertainties, such as statements about the future state of the economy, our plans and strategies, our ability to grow and achieve profitability and reduce operating costs, and our future financial condition. Statements that are not historical facts or that describe the Company’s plans, objectives, projections, expectations, assumptions, strategies, or goals are forward-looking statements. In addition, words such as “expect,” “believe,” “will,” and similar expressions or discussions of our strategy or other intentions identify forward-looking statements. Forward-looking statements are not guarantees of future performance and are subject to various known and unknown risks, uncertainties, and other factors that may cause actual results, performances, or achievements to differ materially from future results, performances, or achievements expressed or implied by such forward-looking statements. Consequently, undue reliance should not be placed on these forward-looking statements.

Factors that could cause actual results to differ materially from what is expressed or forecasted in such forward-looking statements include, but are not limited to:

•	our inability to further penetrate our customer base;

•	development by others of new or improved products, processes or technologies that make our products obsolete or less competitive;

•	our inability to maintain our technological advantage by developing new products and enhancing our existing products;

•	the cyclical nature of the industries of our customers and material adverse changes in our customers’ access to liquidity and capital;

•

further declines or other adverse changes, or lack of improvement, in industries that the Company serves or the domestic and international economies in the regions of the world where the Company operates and other general economic, business, and financing conditions;

•	difficulty quantifying and predicting the market potential for the CAM2 market and the potential adoption rate for our products;

•	fluctuations in the Company’s annual and quarterly operating results and the inability to achieve its financial operating targets;

•	further reductions in gross margins due to changing mix of products sold and the different gross margins on different products;

•	the inability of our products to displace traditional measurement devices and attain broad market acceptance;

•	the impact of competitive products and pricing in the CAM2 market and the broader market for measurement and inspection devices;

•	the effects of increased competition as a result of recent consolidation in the CAM2 market;

•

risks associated with expanding international operations, such as fluctuations in currency exchange rates, difficulties in staffing and managing foreign operations, political and economic instability, compliance with import and export regulations, and the burdens and potential exposure of complying with a wide variety of U.S. and foreign laws and labor practices;

•	variations in the effective income tax rate and the difficulty in predicting the tax rate on a quarterly and annual basis; and

•	the loss of key suppliers and the inability to find sufficient alternative suppliers in a reasonable period or on commercially reasonable terms; and

•	other risks detailed in Part I, Item 1A. Risk Factors in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008.

Forward-looking statements in this release represent the Company’s judgment as of the date of this release. The Company undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events, or otherwise.

About FARO

With approximately 19,600 installations and 9,200 customers globally, FARO Technologies, Inc. designs, develops, and markets portable, computerized measurement devices and software used to create digital models — or to perform evaluations against an existing model — for anything requiring highly detailed 3-D measurements, including part and assembly inspection, factory planning and asset documentation, as well as specialized applications ranging from surveying, recreating accident sites and crime scenes to digitally preserving historical sites.

FARO’s technology increases productivity by dramatically reducing the amount of on-site measuring time, and the various industry-specific software packages enable users to process and present their results quickly and more effectively.

Principal products include the world’s best-selling portable measurement arm — the FaroArm; the world’s best-selling laser tracker — the FARO Laser Tracker X and Xi; the FARO Laser ScanArm; FARO Photon Laser Scanners; the FARO Gage, Gage-PLUS and PowerGAGE; and the CAM2 Q family of advanced CAD-based measurement and reporting software. FARO Technologies is ISO-9001 certified and ISO-17025 laboratory registered.

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FARO TECHNOLOGIES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(UNAUDITED)

	Three Months Ended
(in thousands, except share and per share data)	April 4, 2009	March 29, 2008
SALES
Product	$24,214	$39,327
Service	7,235	6,763

Total Sales	31,449	46,090

COST OF SALES
Product	9,127	13,534
Service	6,062	4,850

Total Cost of Sales (exclusive of depreciation and amortization, shown separately below)	15,189	18,384

GROSS PROFIT	16,260	27,706

OPERATING EXPENSES:
Selling	12,824	14,428
General and administrative	6,299	5,646
Depreciation and amortization	1,291	1,015
Research and development	3,479	2,713

Total operating expenses	23,893	23,802

(LOSS) INCOME FROM OPERATIONS	(7,633)	3,904

OTHER (INCOME) EXPENSE
Interest income	(158)	(621)
Other expense (income), net	661	(237)
Interest expense	3	441

(LOSS) INCOME BEFORE INCOME TAX (BENEFIT) EXPENSE	(8,139)	4,321

INCOME TAX (BENEFIT) EXPENSE	(1,554)	943

NET (LOSS) INCOME	$(6,585)	$3,378

NET (LOSS) INCOME PER SHARE - BASIC	$(0.41)	$0.20

NET (LOSS) INCOME PER SHARE - DILUTED	$(0.41)	$0.20

Weighted average shares - Basic	16,227,363	16,606,673

Weighted average shares - Diluted	16,227,363	16,738,891

FARO TECHNOLOGIES, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(in thousands, except share data)	Unaudited April, 4 2009	Audited December 31, 2008
ASSETS
Current Assets:
Cash and cash equivalents	$61,227	$23,494
Short-term investments	32,975	81,965
Accounts receivable, net	30,701	49,713
Inventories	33,584	33,444
Deferred income taxes, net	6,426	5,581
Prepaid expenses and other current assets	8,746	7,879

Total current assets	173,659	202,076

Property and Equipment:
Machinery and equipment	18,435	22,685
Furniture and fixtures	4,833	4,099
Leasehold improvements	8,560	3,956

Property and equipment at cost	31,828	30,740
Less: accumulated depreciation and amortization	(17,220)	(16,604)

Property and equipment, net	14,608	14,136

Goodwill	18,679	18,951
Intangible assets, net	8,338	8,580
Service inventory	12,683	12,843
Deferred income taxes, net	1,799	2,728

Total Assets	229,766	259,314

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	5,023	10,813
Accrued liabilities	10,651	14,032
Income taxes payable	—	1,988
Current portion of unearned service revenues	11,313	11,501
Customer deposits	375	425
Current portion of obligations under capital leases	58	87

Total current liabilities	27,420	38,846
Unearned service revenues - less current portion	6,078	6,772
Deferred tax liability, net	1,071	1,107
Obligations under capital leases - less current portion	256	281

Total Liabilities	34,825	47,006

Shareholders’ Equity:

Common stock - par value $.001, 50,000,000 shares authorized; 16,750,269 and 16,741,488 issued; 16,048,926 and 16,658,552 outstanding, respectively	17	17
Additional paid-in-capital	149,997	149,298
Retained earnings	50,913	57,497
Accumulated other comprehensive income	3,089	5,742
Common stock in treasury, at cost - 680,235 and 55,808 shares	(9,075)	(246)

Total Shareholders’ Equity	194,941	212,308

Total Liabilities and Shareholders’ Equity	$229,766	$259,314

FARO TECHNOLOGIES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED)

	Three Months Ended
	April 4, 2009	March 29, 2008
CASH FLOWS FROM:
OPERATING ACTIVITIES:
Net (loss) income	$(6,585)	$3,378
Adjustments to reconcile net (loss) income to net cash (used in) provided by operating activities:
Depreciation and amortization	1,291	1,015
Compensation for stock options and restricted stock units	538	422
Provision for bad debts	397	138
Deferred income tax expense	30	471
Change in operating assets and liabilities:
Decrease (increase) in:
Accounts receivable	17,669	8,815
Inventories	(1,078)	(7,129)
Prepaid expenses and other current assets	(1,027)	(2,745)
Income tax benefit from exercise of stock options	—	(43)
Increase (decrease) in:
Accounts payable and accrued liabilities	(8,835)	(4,193)
Income taxes payable	(2,008)	(1,135)
Customer deposits	(39)	177
Unearned service revenues	(441)	921

Net cash (used in) provided by operating activities	(88)	92

INVESTING ACTIVITIES:
Purchases of property and equipment	(1,647)	(577)
Payments for intangible assets	(188)	(331)
Purchases of short-term investments	(32,975)	(32,025)
Proceeds from sales of short-term investments	81,965	26,240

Net cash provided by (used in) investing activities	47,155	(6,693)

FINANCING ACTIVITIES:
Payments on capital leases	(55)	(58)
Income tax benefit from exercise of stock options	—	43
Repurchases of common stock	(8,829)	—
Proceeds from issuance of stock, net	—	80

Net cash (used in) provided by financing activities	(8,884)	65

EFFECT OF EXCHANGE RATE CHANGES ON CASH AND CASH EQUIVALENTS	(450)	224

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	37,733	(6,312)

CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	23,494	25,798

CASH AND CASH EQUIVALENTS, END OF PERIOD	$61,227	$19,486